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                                                                Exhibit 99.1

Contact: Susan B. Railey
         (301) 468-3120                     FOR IMMEDIATE RELEASE


             AIM 85 EXPECTED TO LIQUIDATE AND DISSOLVE IN JULY 2005
                                -----------------

         ROCKVILLE, MD, June 21, 2005 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) today announced that AIM 85 received sales proceeds for the mortgages on Executive Tower, Steeplechase Apartments and Heritage Heights Apartments totaling approximately $3.6 million, or $0.285 per limited partnership unit. These proceeds are in addition to proceeds received in April and May of 2005 totaling approximately $6.0 million, or $0.475 per limited partnership unit, from the disposition of three mortgages.

         Since the Partnership's remaining assets are not expected to provide adequate cash flow to fund the Partnership's operating expenses and distribute a competitive return to its unitholders, the General Partner has approved the sale of AIM 85's remaining assets and the dissolution of the Partnership. Under the terms of the AIM 85 Partnership Agreement, no vote of AIM 85 unitholders is required to dissolve and terminate the Partnership

         Upon receipt of the proceeds from the sale of the remaining two mortgages and debenture, AIM 85 expects to declare a final liquidating distribution to unitholders, and then dissolve and terminate. Dissolution and termination of AIM 85 is expected to occur in July 2005, although there can be no assurance of the exact timing of the termination or amount of the liquidating distribution.

         The final liquidating distribution will include proceeds from the six mortgage dispositions that have already occurred in the second quarter of 2005 and the proceeds from the sale of the remaining two mortgages and debenture.

          The final liquidating distribution will represent the unitholder's pro rata share of the aggregate proceeds from the disposition of the Partnership's assets less amounts required for payment of, or provision for, the Partnership's remaining expenses and distributions to the General Partner, as more fully set forth in the AIM 85 Partnership Agreement, as amended.

Note: Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the timing of the Partnership liquidation and the amount of the proceeds generated from the sale of the Partnership's remaining asset; the effect of each on the timing of the Partnership's termination and the amount of the final liquidating distribution to unitholders; as well as the risks and uncertainties set forth in the Partnership's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Such statements are subject to these risks and uncertainties, which could

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cause actual results to differ materially from those projected. The general partner of American Insured Mortgage Investors- Series 85, L.P. and the Partnership assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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